Exhibit 99(a)(1)(C)

SUMMARY OF TERMS OF OPTION EXCHANGE

RESPONSE DUE BEFORE MIDNIGHT, PACIFIC STANDARD TIME,
ON MONDAY, FEBRUARY 25, 2002, UNLESS THE OFFER IS EXTENDED

        You must check your election, sign and date the Election Form and return the Election Form to Steve Hurst or Bob Harper at Inhale's corporate headquarters in San Carlos, California before midnight, Pacific Standard Time, on February 25, 2002 (or a later expiration date if the offer is extended). If you have any questions regarding the process for returning the Election Form, please contact Steve Hurst or Bob Harper via e-mail at exchange@inhale.com. Alternatively, you may reach Steve Hurst via telephone at (650) 631-3118 or Bob Harper at (650) 631-3222.

        The following summarizes the principal terms and conditions of the Offer to Exchange outstanding stock options (the "Offer to Exchange," which, as it may be amended from time to time, constitutes the "Offer"). Please also read the enclosed Offer to Exchange in its entirety, because the information in this summary is not complete and does not contain all of the information relevant to your decision to participate in the Offer.

        Which Options are Eligible Options and Which Options are Mandatory Exchange Options?    All outstanding options to purchase shares of Common Stock (the "Common Stock") granted prior to July 24, 2001, other than Evergreen Options (as defined below), with exercise prices per share greater than or equal to $25.00 per share granted under the 2000 Non-Officer Equity Incentive Plan, as amended (the "Plan"), and held by employees of Inhale Therapeutic Systems, Inc. (the "Company" or "Inhale") or its subsidiaries (each an "Eligible Participant") are "Eligible Options." "Evergreen Options" are options to purchase Common Stock of the Company granted under the Plan to employees that vest at the rate of 1/12th per month over twelve months, beginning at the end of the vesting period of a previously-granted option.

        If you wish to accept this Offer with respect to any or all of your Eligible Options, you must exchange all options to acquire Common Stock of the Company granted to you since July 24, 2001, including, without limitation, options with an exercise price of $25.00 per share or less, Evergreen Options, and options granted pursuant to plans other than the 2000 Non-Officer Equity Incentive Plan (the "Mandatory Exchange Options"). For example, if you were granted an option on May 9, 2001 with an exercise price of $31.00 per share and a second option on October 2, 2001 with an exercise price of $14.00 per share, and you elect to accept this Offer with respect to the Eligible Option granted on May 9, 2001, you must exchange all of your shares subject to the Mandatory Exchange Option granted on October 2, 2001 as well.

        Who Can Participate in the Exchange?    You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on February 25, 2002. Termination of your employment with the Company or its subsidiaries on or before February 25, 2002 will automatically revoke any election that you make to participate in the Offer. Executive officers of the Company are not eligible to participate in the exchange.

        How Many Replacement Options Will I Receive?    The Company is conducting the exchange with respect to Eligible Options on a one-for-two (1:2) basis. Thus, for those employees who elect to participate in the Offer, on August 26, 2002 (or a later date if Inhale extends the Offer), the Company will grant you a Replacement Option covering fifty percent (50%) of the number of shares subject to your Eligible Options that were cancelled (so long as your employment or service with the Company or one of its subsidiaries continues through that date). THEREFORE, FOR EVERY TWO SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU

EXCHANGE, THE COMPANY WILL GRANT YOU A REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK.

        The Company is conducting the exchange with respect to Mandatory Exchange Options on a one-for-one (1:1) basis. Thus, for employees that elect to exchange any Eligible Options pursuant to the Offer, on August 26, 2002 (or a later date if Inhale extends the Offer), the Company will grant you a Replacement Option covering one hundred percent (100%) of the number of shares subject to your Mandatory Exchange Options that were cancelled (so long as your employment or service with the Company or one of its subsidiaries continues through that date). If you do not elect to exchange any Eligible Options, no Mandatory Exchange Options will be exchanged.

        Except for the number of shares subject to the Replacement Options issued in exchange for Eligible Options and the exercise price of the Replacement Options, the terms and conditions of your Replacement Options will be substantially the same as your Eligible Options and Mandatory Exchange Options that were cancelled. The exercise price per share of the Replacement Options will be equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between February 25, 2002 (or a later expiration date if Inhale extends the Offer) and the date the Replacement Options are granted.

        When Will I Receive My Replacement Options?    The Replacement Options will be granted on August 26, 2002 (or a later date if Inhale extends the Offer). We expect the stock option agreements to be distributed promptly following the date of grant. Please note that if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options until, at the earliest, August 26, 2002.

        What Happens if I Accept the Offer and Tender One or More of My Eligible Options but I am no Longer Employed by the Company on the Grant Date of the Replacement Options? If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by Inhale or one of its subsidiaries on the grant date for the Replacement Options, you will not receive any Replacement Options for your Eligible Options or Mandatory Exchange Options that have been cancelled, and your cancelled options will not be reinstated. Participation in this Offer does not confer upon you the right to remain employed by us.

        If I am a U.K. or German Employee, am I Subject to the Same Terms as Described in the Offer to Exchange? If you are a U.K. employee who holds options under the Plan, you are also subject to the terms of this Offer as described in the Offer to Exchange. U.K. employees should refer to Appendix A of the Offer to Exchange entitled "U.K. Tax Consequences" for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.

        What Will Be the Exercise Price of the Replacement Options? The exercise price per share of the Replacement Options will be equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options or Mandatory Exchange Options.

        What Will Be the Vesting Period of the Replacement Options?    Each Replacement Option will have the same vesting schedule, on a percentage basis, as your applicable Eligible Option or Mandatory Exchange Option that is exchanged. The vesting commencement date for each Replacement Option will be the original vesting commencement date of your applicable Eligible Option or Mandatory Exchange Option. The number of shares of Common Stock issuable upon exercise of the Replacement Option that will be vested as of the date the Replacement Option is granted will be equal to the product of (A) the percentage of shares issuable upon exercise of the exchanged Eligible Option or Mandatory

Exchange Option that would have been vested as of such date and (B) the total number of shares issuable upon exercise of the Replacement Option. Thereafter, the Replacement Option will continue to vest monthly in the same percentage amount as the applicable Eligible Option or Mandatory Exchange Option that was exchanged.

        As an example, assume that an Eligible Option to purchase 1,000 shares of Common Stock that would have been 50% vested as of August 26, 2002 and thereafter would have vested 5% per month until fully vested is exchanged as part of this Offer. The Replacement Option to purchase 500 shares of Common Stock granted in exchange for such exchanged Eligible Option would be vested as to 250 shares (50%) as of the date of grant and would thereafter vest as to 25 shares (5%) per month until fully vested.

        As a further example, assume that a Mandatory Exchange Option to purchase 1,000 shares of Common Stock that would have been 50% vested as of August 26, 2002 and thereafter would have vested 5% per month until fully vested is exchanged as part of this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange for such Mandatory Exchange Option would be vested as to 500 shares (50%) as of the date of grant and would thereafter vest as to 50 shares (5%) per month until fully vested.

        What is the Expiration Date of the Replacement Options?    The Replacement Options will expire at 11:59 p.m., Pacific Time, on the day prior to the ten-year anniversary of the grant date of the Replacement Options (so long as you remain employed by or continue service with the Company or one of its subsidiaries).

        Does the Company Have a Recommendation with Respect to the Offer?    While the Company's Board of Directors has approved the Offer, each individual holding Eligible Options will need to arrive at his or her own decision whether or not to participate in the Offer based on individual circumstances. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options or the Mandatory Exchange Options. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

        What Happens to My Eligible Options if I Accept the Offer?    If you accept the Offer, the Eligible Options that you choose to exchange will be cancelled, and you will have no further right or interest in them, whether vested or unvested. In addition, if you accept the Offer, in order to avoid adverse accounting consequences to the Company, you must exchange all Mandatory Exchange Options held by you. Mandatory Exchange Options are all options granted to you on or after July 24, 2001, including, without limitation, options with an exercise price of less than $25.00 per share, Evergreen Options, and options granted pursuant to plans other than the 2000 Non-Officer Equity Incentive Plan. If you accept the Offer, you will not be eligible to receive any new options before August 26, 2002, at the earliest. If you do not elect to exchange any Eligible Options, no Mandatory Exchange Options will be exchanged.

        What is the Tax Treatment of the Replacement Options?    Each Replacement Option granted to U.S. employees will be a nonqualified stock option and, under U.S. tax laws, will not be eligible for the special tax treatment that applies to incentive stock options. You should consult with your tax advisor with respect to all tax matters.

        What are the Tax Consequences of the Offer on Non-U.S. Employees?    If you are a non-U.S. employee, we also recommend that you consult with your tax advisor to determine the tax consequences of the Offer. U.K. employees should refer to Appendix A of the Offer to Exchange entitled "U.K. Tax Consequences" for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.

        What Happens if I Do Not Accept the Offer?    Nothing. If you do not accept the Offer, or if we do not accept the options you elect to exchange (see Question 23 in the Offer to Exchange), you will keep all of your Eligible Options and Mandatory Exchange Options, and you will not receive any Replacement Options under this Offer. In that case, no changes will be made to your Eligible Options or your Mandatory Exchange Options.

        Under What Circumstances Would the Company Not Accept My Eligible Options?    We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer (see Sections 3, 5 and 6 in the Offer to Exchange).

        Can I Change My Mind?    Yes. After you turn in the Election Form, you can change your election at any time on or prior to the February 25, 2002 deadline by delivering a signed Notice of Change in Election Form to Steve Hurst or Bob Harper before midnight, Pacific Standard Time, on February 25, 2002 (or a later expiration date if Inhale extends the offer). Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also fill out and deliver a new Election Form along with the Notice of Change in Election. If you have any questions regarding the process for returning the Election Form or need to be provided with a Notice of Change in Election Form, please contact Steve Hurst or Bob Harper via e-mail at exchange@inhale.com. Alternatively, you may reach Steve Hurst via telephone at (650) 631-3118 or Bob Harper at (650) 631-3222. These forms have also been included in the information distributed to you.

        After I Am Granted Replacement Options, What Happens if Those Replacement Options End Up Underwater?     We are conducting this Offer only at this time. This, therefore, is considered a one-time offer and is not expected to be repeated again in the future. As your stock options granted by Inhale generally are valid for up to ten years from the date of initial grant, subject to continued service with the Company, the price of our Common Stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the Replacement Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

        What Do I Need To Do?    Whether you accept the Offer or not, you need to make your election, sign the Election Form and ensure delivery of the Election Form to Steve Hurst or Bob Harper at Inhale before midnight, Pacific Standard Time, on February 25, 2002 (or a later expiration date if Inhale extends the Offer). The Election Form may be sent via mail, courier, electronic mail or facsimile. Your Election Form must be received before midnight, Pacific Standard Time, on February 25, 2002 (or a later expiration date if Inhale extends the Offer), not merely placed in the mail or other delivery system by the expiration time. If sent by email or facsimile, originals should be promptly sent by mail, courier or hand-delivered as soon as possible thereafter.